Exhibit 99.2

For further information, contact:

John Spencer Ahn

Investor Relations

408-222-7544

johnahn@marvell.com

Marvell Technology Group Ltd. Announces $1 Billion Share Repurchase Plan;

Declares Quarterly Dividend Payment

Santa Clara, Calif. (November 17, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, networking, and connectivity semiconductor solutions, today announced that the Board of Directors has authorized a $1 billion share buyback program. This newly authorized stock repurchase program replaces in its entirety the prior $3.25 billion stock repurchase program, which had approximately $115 million of repurchase authority remaining. The Company currently intends to repurchase approximately $500 million worth of shares over the next 12 months.

Under the program authorized by its Board of Directors, Marvell may repurchase shares in open-market purchases or through privately negotiated transactions. The extent to which Marvell repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by Marvell’s management team. The repurchase program may be suspended or discontinued at any time.

In addition to the share buyback program, the Board of Directors has approved a dividend payment of $0.06 per share to all shareholders of record as of December 6, 2016. Marvell intends to pay the dividend on December 28, 2016.

“As Marvell continues to drive profitable growth, we will both invest in our core businesses and return cash to shareholders,” said Matt Murphy, President and Chief Executive Officer. “The stock repurchase program we are announcing today demonstrates our confidence in our long-term growth prospects and commitment to delivering shareholder value.”

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: Marvell’s intention to repurchase approximately $500 million worth of shares over the next 12 months, and extent and timing of such repurchases. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: market conditions and other business considerations that may affect the timing and extent of the Company’s share repurchase program; Marvell’s ability to implement its restructuring in a timely manner; the amount and timing of anticipated charges associated with the restructuring; Marvell’s ability to increase its operational efficiency and decrease its operating expenses to the anticipated level; its ability to divest certain non-strategic businesses within the anticipated timeframes and with the anticipated cost savings; actions that may be taken by Marvell as a result of the Audit Committee’s investigation; adverse impacts of litigation or regulatory activities; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s reliance on the hard disk drive and wireless markets, which are highly cyclical and intensely competitive; costs and liabilities relating to current and future litigation; Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; seasonality in sales of consumer devices in which Marvell’s products are incorporated; uncertainty in the worldwide economic conditions; risks associated with manufacturing and selling a majority of Marvell’s products and Marvell’s customers’ products outside of the United States; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2016 as filed with the SEC on September 8, 2016, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, network infrastructure, and wireless connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial, and consumer markets. To learn more, visit: www.marvell.com

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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